VOTING AGREEMENT

         Voting Agreement (this "AGREEMENT"), dated as of April 21, 2003, by and among VBR HOLDING CORPORATION, a Delaware corporation ("PARENT"), and the stockholder(s) listed on the signature pages hereto (the "STOCKHOLDER").

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, VB Merger Corporation, a Delaware corporation ("MERGER SUB"), and Varsity Brands, Inc., a Delaware corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER Agreement"), providing, among other things, for the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the "MERGER"); and

         WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of that number of shares of common stock, par value $0.01 per share (the "COMPANY SHARES"), of the Company set forth beside the Stockholder's name on Schedule A hereto; and

         WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition to Merger Sub and Parent entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that the Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

         "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to the Stockholder, "AFFILIATE" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company. For the avoidance of doubt, no officer or director of the Company shall be deemed an Affiliate of another officer or director of the Company by virtue of his or her status as a director or officer of the Company.

         "ALTERNATIVE TRANSACTION" means (i) any transaction of the type described in clauses (a) through (d) of the definition of Acquisition Proposal contained in the Merger Agreement other than the transactions contemplated by the Merger Agreement and (ii) any other action, agreement or transaction that would result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the consummation of the transactions contemplated by the Merger Agreement.

         "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase "within 60 days" in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person shall include securities Beneficially Owned by (i) all Affiliates of such Person, and
(ii) all other Persons with whom such Person would constitute a "Group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

         "BENEFICIAL OWNER" with respect to any securities means a Person that has Beneficial Ownership of such securities.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity (as defined in the Merger Agreement).

         "SUBJECT SHARES" means, with respect the Stockholder, without duplication, (i) Company Shares owned by the Stockholder on the date hereof as described on Schedule A hereto, (ii) any additional Company Shares acquired by the Stockholder or over which it acquires Beneficial Ownership, whether pursuant to existing stock option agreements or otherwise, (iii) any Equity Interests of any Person that the Stockholder is or becomes entitled to receive by reason of being a holder of any of the Subject Shares, and (iv) any Equity Interests or other property into which any of such Subject Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of the Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

         "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

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


                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

         Section 2.1       AGREEMENT TO VOTE. The Stockholder agrees as follows:

         (a) At any meeting of the stockholders of the Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the stockholders of the Company given or solicited prior to the Expiration Date, Stockholder shall vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (a) in favor of approval of adoption of the Merger Agreement and the transactions contemplated thereby, and any actions required in furtherance thereof and (b) against any Alternative Transaction.

         (b) Stockholder shall not enter into any agreement or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares.

         Section 2.2 REVOCATION OF PROXIES; COOPERATION.The Stockholder agrees as follows:

         (a) Stockholder agrees to the duties of the Stockholder under this Agreement.

         (b) Stockholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and Stockholder hereby revokes any and all prior proxies with respect to such Subject Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares.

         (c) At the Company's expense, Stockholder will (a) use all reasonable efforts to cooperate with the Company and Merger Sub in connection with the transactions contemplated by the Merger Agreement, (b) promptly take such actions as are necessary or appropriate to consummate such transactions, and
                  (c) provide any information reasonably requested by the Company and Merger Sub for any regulatory application or filing made or approval sought for such transactions.

         (d) Stockholder will take all action necessary to (i) permit the Subject Shares to be acquired in the Merger, (ii) vote such shares in accordance with the terms of this Agreement, and
                  (iii) prevent creditors in respect of any pledge of such shares from exercising their rights under such pledge.

         Section 2.3       NO SOLICITATION.  Stockholder agrees that:

         (a) Stockholder shall not, and shall cause its Affiliates and its and their Representatives (as defined in the Merger Agreement) not to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate the submission of any Acquisition Proposal or other proposal related to an Alternative Transaction, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, any Person with respect to, or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, that would reasonably be expected to lead to any Acquisition Proposal or any Alternative Transaction, (iii) approve, endorse or recommend any Acquisition Proposal or Alternative Transaction or (iv) enter into any agreement or agreement in principle, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal or Alternative Transaction.

         (b) Stockholder shall not enter into any agreement with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

         (c)      Notwithstanding anything to the contrary contained in this
                  Agreement: (i) the provisions of this Agreement apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a representative or an officer or director of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub under Section
                  6.2 of the Merger Agreement); (ii) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict the Stockholder or any of its representatives (A) who is a member of the Board of Directors of the Company from exercising his fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations hereunder notwithstanding the fact that the Stockholder or its representatives have provided advice or assistance to the Company in connection therewith.

         Section 2.4 NO TRANSFER OF SUBJECT SHARES; PUBLICITY. Stockholder agrees that:

         (a) During the term of this Agreement, Stockholder shall not (i) subject any of the Subject Shares to, or suffer to exist on any of the Subject Shares, any Lien (as defined in the Merger Agreement) or (ii) Transfer or agree to Transfer any of the Subject Shares (other than by operation of the Merger) or grant any proxy or power-of-attorney with respect to any of the Subject shares.

         (b) Unless required by applicable law, neither Stockholder nor any of its Affiliates or Representatives shall make any press release or public announcement with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

         2.5 NO APPRAISAL. Stockholder agrees not to make a written demand for appraisal in respect of the Subject Shares in accordance with Section 262 of the Delaware General Corporation Law in connection with the Merger.

                                   ARTICLE III

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

         Stockholder represents, warrants and covenants to Merger Sub that:

         Section 3.1 OWNERSHIP. Stockholder is the sole Beneficial
Owner and legal owner of the Subject Shares identified on Schedule A hereto and such shares constitute all of the capital stock of the Company Beneficially Owned by Stockholder. Stockholder has good and marketable title to all of such shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares, except as described on Schedule A. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

         Section 3.2       AUTHORITY AND NON-CONTRAVENTION.

         (a) If Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

         (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and
                  (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Stockholder has all necessary power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

         (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any Permit from any Governmental Entity for any of the transactions contemplated hereby, except as may be required by Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

         (d) Neither the execution and delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) in the event Stockholder is a corporation, conflict with, result in any violation of or require any consent under any provision of the governing documents of Stockholder, (ii) conflict with, result in any violation of, require any consent under or constitute a default by Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which Stockholder is a party or by which it or any of Stockholder's assets (including the Subject Shares) are bound, or violate any Permit of any Governmental Entity, or any Law or order to which such Stockholder, or any of its assets (including the Subject Shares), may be subject, or (iii) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Stockholder (including the Subject Shares).

         Section 3.3 TOTAL SHARES. Except as set forth on Schedule A hereto, Stockholder, except with respect to stock options disclosed pursuant to the Merger Agreement, is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Company Shares or any securities convertible into or exchangeable or exercisable for Company Shares.

         Section 3.4. RELIANCE. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

         Parent represents, warrants and covenants to the Stockholder that, assuming due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent.

                                    ARTICLE V

                               GENERAL PROVISIONS

         Section 5.1 NO OWNERSHIP INTEREST. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

         Section 5.2 NOTICES. All notices, consents, waivers and other communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be given:

         (a) If to Parent, to:

         Leonard Green & Partners, L.P.
         11111 Santa Monica Boulevard
         Suite 2000
         Los Angeles, CA 90025
         Attention: Jonathan A. Seiffer
         Facsimile No.: 310-954-0404

         With a copy (which will not constitute notice) to:

         Latham & Watkins LLP
         885 Third Avenue
         New York, NY 10022
         Attention:  Howard A. Sobel, Esq.
         Facsimile No.: 212-751-4864

         (b) If to a Stockholder, to Stockholder's address set forth on Schedule A hereto.

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

         Section 5.3 FURTHER ACTIONS. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

         Section 5.4 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.

         Section 5.5 DRAFTING AND REPRESENTATION. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

         Section 5.6 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 5.7 NO THIRD-PARTY RIGHTS. Stockholder may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent. Parent may not assign any of its rights or delegate any of its obligations under this Agreement with respect to Stockholder without the prior written consent of Stockholder; PROVIDED, that Parent may assign its rights and delegate its obligations hereunder to any Person wholly-owned, directly or indirectly, by Green Equity Investors III, L.P. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of the Stockholder and the successors and permitted assigns of Parent.

Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

         Section 5.8 ENFORCEMENT OF AGREEMENT. Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated by monetary damages. Accordingly, Stockholder agrees that, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and (b) in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, Parent will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

         Section 5.9 WAIVER. The rights and remedies of the parties to this agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         Section 5.10 GOVERNING LAW. This Agreement will be governed by and construed under the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such State.

         Section 5.11 CONSENT TO JURISDICTION. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 5.2 shall be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 5.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

         Section 5.13 TERMINATION. This Agreement shall terminate upon the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Section 10.1 thereof, or
(c) written notice by Parent to the Stockholder of the termination of this Agreement (the earliest of the events described in clauses (a), (b) and (c), the "EXPIRATION DATE").

         Section 5.14 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Agreement shall be deemed to limit the obligations of the Company pursuant to Section 10.2 of the Merger Agreement.

         Section 5.15 HEADINGS; CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day (as defined in the Merger Agreement), then the period shall end on the next day which is a Business Day.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                     VBR HOLDING CORPORATION

                                                     By:________________________
                                                        Name: __________________
                                                        Title:__________________


                                                     Stockholder

                                                     By:________________________

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



                                   SCHEDULE A

       NAME AND
ADDRESS OF STOCKHOLDER           COMPANY SHARES         OTHER COMPANY SECURITIES
----------------------           --------------         ------------------------







                                       12